UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 17, 2007
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, NM  87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On December 17, 2007, EMCORE Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Intel Corporation (“Seller”).  Under the terms of the Agreement, the Company will purchase certain of the assets of Seller and its subsidiaries relating to the telecom portion of Seller’s Optical Platform Division for a purchase price of $85 million, as adjusted based on an inventory true-up, plus specifically assumed liabilities.  The purchase price will be paid $75 million in cash and $10 million in cash or common stock of the Company, at the Company’s option.

The Company and Seller each made certain representations, warranties and covenants in the Agreement, including, among others, covenants by Seller to use commercially reasonable efforts to preserve intact the assets to be transferred to the Company and to refrain from taking certain non-ordinary course transactions during the period before consummation of the transaction.

Consummation of the transaction is subject to certain conditions, including that governmental approvals, including antitrust approvals, have been obtained.  The parties have agreed to enter into a transition services agreement under which Seller will provide selected services to the Company for a limited period after closing.  The parties have also entered into an intellectual property agreement under which Seller will license, subject to certain conditions, certain related intellectual property to the Company in connection with the Company’s use and development of the assets being transferred to it.

The Agreement contains termination rights for both the Company and Seller including a provision allowing either party to terminate the Agreement if the transaction has not been consummated by June 18, 2008.

Item 9.01                      Financial Statements and Exhibits.

(a)  Financial statements of business acquired.

The financial statements required to be filed in connection with the acquisition described in Item 1.01 above are not included herein.  The Company will file the required financial statements prior to March 1, 2008.

(b)  Pro forma financial information.

The pro forma financial information required to be filed in connection with the acquisition described in Item 1.01 above are not included herein.  The Company will file the required pro forma financial information prior to March 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: December 21, 2007	By: /s/ Adam Gushard Name: Adam Gushard Title: Interim Chief Financial Officer